Exhibit 99.1

NEWS RELEASE

Sabre Holdings to Acquire SynXis Corporation to Broaden Hotel Distribution Capabilities

•                  Acquisition expected to extend reservation technology used at about 6000 hotels

•                  Provides Sabre Holdings with unique role in end-to-end selling process from hotels to travelers

SOUTHLAKE, Texas, Dec. 9, 2004 – In a move to further expand its services to the hotel industry, Sabre Holdings Corporation (NYSE: TSG) today announced it has reached an agreement to acquire SynXis Corporation, a privately-held provider of reservation management, distribution and technology services for hotels.

The SynXis reservation system has gained significant marketplace traction as its hotel base has expanded to about 6,000 hotel properties.  It enables hoteliers and chains to simplify complex tasks to sell hotel inventory in a multi-channel world.  Through the SynXis system, hotel properties are able to seamlessly sell through global distribution systems (GDSs), including the Sabre GDS, as well as over 1,200 third party Internet travel sites, and hotel reservation offices/central reservation centers.

“With SynXis, we have the opportunity to deliver an even broader range of services to meet the needs of the hotel industry, which is the largest segment of travel today,” said Eric Speck, chief marketing officer, Sabre Holdings.  “We can provide hoteliers with the ability to sell more rooms more efficiently, and simplify the process at the point of sale where they are issued.  It also enables us to expand and deepen our relationships with hotel properties and better serve the hotel requirements for all of our agents, online and offline.

“This move reinforces our belief that the best way to give travelers what they need is to make sure that suppliers get what they need, too – in this case, compelling technology that can automate the hotel reservation process and provide hoteliers with a single view of inventory,” Speck added.

The $40 million cash transaction is expected to be neutral to Sabre Holdings earnings per share on an adjusted basis in 2005 and slightly dilutive on a GAAP basis in 2005 due to the amortization of certain intangibles.  The proposed transaction is expected to generate tax deductions that will effectively reduce Sabre Holdings cost of the acquisition by approximately $6 million, to approximately $34 million.

Sabre Holdings expects to close the transaction in the first quarter of 2005 subject to customary closing conditions.  After closing, SynXis, headquartered in McLean, VA, and its two operating subsidiaries, SynXis International Holdings, B.V. and HubX, Inc., will continue to offer its extensive range of services under the SynXis brand.

Through the proposed acquisition, Sabre Holdings expects to increase hotel transaction revenues generated through the SynXis system.  The move is also expected to further extend SynXis Corporation’s existing relationships with Sabre Holdings, including the Sabre Travel Network and Travelocity.  In May of this year, SynXis signed an agreement to include its hotel customers in the Travelocity merchant model hotel program.

Sabre Holdings also plans to extend the benefits of the SynXis product to other hotels, offering the technology that is in use today at about 6,000 hotel properties, primarily in the U.S. and Europe.  These property relationships are also expected to benefit travel agents, offline and online, with more accurate information about hotel room availability and rates.

About Sabre Holdings Corporation

Sabre Holdings, an S&P 500 company, is a world leader in travel commerce, retailing travel products and providing distribution and technology solutions for the travel industry. Sabre Holdings supports travelers, travel agents, corporations and travel suppliers through its companies: Travelocity, Sabre Travel Network, and Sabre Airline Solutions. Headquartered in Southlake, Texas, in the Dallas-Fort Worth Metroplex, the company has more than 6,000 employees in 43 countries. Full year 2003 revenues totaled $2.05 billion. Sabre Holdings is traded on the New York Stock Exchange under the symbol TSG. More information is available at www.sabre-holdings.com.

About SynXis Corporation

SynXis enables hotels to maximize revenue and reduce costs through innovative, market-driven technology combined with outstanding customized support. The SynXis Reservation Management System, at the solution’s core, empowers hotel operators to consolidate and manage hotel inventory from all sources - seamless GDS connectivity, over 1200 popular Internet travel sites, private-label central reservations systems, and full-service hotel Web sites. It also helps hotels build revenue by enabling them to independently manage each distribution channel from one easy-to-use control center. All of these reservations can connect directly with the PMS. SynXis is the technology source for close to 6000 hotels, bed and breakfasts, resorts, and destinations, including, Harrah’s, VIP International, Interstate Hotels & Resorts, Destination Hotels & Resorts, and Jumeirah Hotels.

Statements in this release which are not purely historical facts or which necessarily depend upon future events, including statements about the closing of or the expected benefits to Sabre Holdings Corporation from the proposed transaction, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Sabre Holdings Corporation on the date this report was submitted. Sabre Holdings Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including structural changes within the travel industry, such as increased competition from merchant model hotel offerings by our competitors.  Sabre Holdings Corporation may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Sabre Holdings Corporation’s most recent filing on Form 10-Q with the Securities and Exchange Commission.

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Media Contact:	Investor Relations:
Michael Berman	Karen Fugate
Sabre Holdings	Sabre Holdings
682 605 2397	682 605 2343
michael.berman@sabre-holdings.com	Karen.fugate@sabre-holdings.com